UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 23, 2018

NABRIVA THERAPEUTICS PLC

(Exact name of registrant as specified in its charter)

Ireland	001-37558	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

25-28 North Wall Quay, IFSC, Dublin 1, Ireland	Not Applicable
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (610) 816-6640

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement.

On July 23, 2018, Nabriva Therapeutics plc (the “Company”) and its newly formed, direct wholly owned subsidiaries, Zuperbug Merger Sub I, Inc. (“Merger Sub I”) and Zuperbug Merger Sub II, Inc. (“Merger Sub II”, and together with Merger Sub I, “Merger Subs”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Zavante Therapeutics, Inc. (“Zavante”) and Cam Gallagher, solely in his capacity as representative of the former Zavante stockholders in connection with the Merger Agreement, pursuant to which on July 24, 2018, Merger Sub I merged with and into Zavante with Zavante surviving such merger and becoming a wholly owned subsidiary of the Company, and Zavante thereafter on such date merged with and into Merger Sub II, with Merger Sub II surviving the merger as a wholly owned subsidiary of the Company and assuming the name Zavante Therapeutics, Inc. (collectively, the “Acquisition”).  Zavante is a biopharmaceutical company focused on developing CONTEPO (fosfomycin for injection) to improve the outcomes of hospitalized patients.

The Acquisition was completed on July 24, 2018.  Upon completion of the Acquisition (the “Closing”), the Company issued 7,336,906 Company ordinary shares to former Zavante stockholders, which together with the 815,186 ordinary shares that are issuable upon release of the Holdback Shares (as defined below) constitute approximately 19.9% of the Company ordinary shares outstanding as of immediately prior to the Closing (the “Upfront Shares”).

Pursuant to the Merger Agreement, former Zavante stockholders and other equity holders, in the aggregate and subject to the terms and conditions of the Merger Agreement, will also be entitled to receive from the Company up to $97.5 million in contingent consideration, of which $25.0 million would become payable upon the first approval of a new drug application from the U.S. Food and Drug Administration (the “FDA”) for fosfomycin for injection for any indication (the “Approval Milestone Payment”) and an aggregate of up to $72.5 million would become payable upon the achievement of specified sales milestones (the “Net Sales Milestone Payments”).

Subject to approval of the Company’s shareholders of the issuance of Company ordinary shares in satisfaction of the Company’s milestone payment obligations in accordance with Nasdaq listing rules and Irish law (the “Milestone Share Approval”) in excess of 19.9% of the issued and outstanding ordinary shares of the Company outstanding as of immediately prior to the Closing, the Approval Milestone Payment will be settled in Company ordinary shares and the Company will have the right to settle the Net Sales Milestone Payments in Company ordinary shares, except as otherwise provided in the Merger Agreement.  In the absence of obtaining the Milestone Share Approval, all milestone payments will be settled in cash.  The Company has agreed to use commercially reasonable efforts after the Closing to obtain the Milestone Share Approval and to call a meeting of Company shareholders no later than December 31, 2018 to seek the Milestone Share Approval.

In connection with the Acquisition, former Zavante stockholders agreed to cause any Upfront Shares received by them to abstain from voting on the Milestone Share Approval and to vote any other Company ordinary shares held by them in favor of the Milestone Share Approval.

Subject to the terms of the Merger Agreement, 10% of the Upfront Shares (the “Holdback Shares”) will serve as a source for the satisfaction of indemnification and other obligations of the former Zavante stockholders and, subject to reduction in respect of these obligations, will be issued to the former Zavante stockholders following the first anniversary of the Closing.

The Upfront Shares issued at Closing were, and the Holdback Shares and any other Company ordinary shares that may become issuable in the future under the Merger Agreement will be, issued in reliance on the exemption from registration provided under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and/or Regulation D thereunder.  The Company agreed in the Merger Agreement to provide registration rights with respect to the registration for resale of any Company ordinary shares that may be issued in satisfaction of the Company’s milestone payment obligations under the Merger Agreement.  Former Zavante stockholders who do not comply with specified procedural requirements set forth in the Merger Agreement, and former holders of Zavante options and warrants, will receive cash in lieu of any Company ordinary shares that otherwise would be issuable to them pursuant to the Merger Agreement.

In connection with the Closing, Mr. Theodore Schroeder, former president, chief executive officer and director of Zavante, was appointed as the chief executive officer of the Company and certain of the Company’s subsidiaries and Dr. Colin Broom resigned from his position of chief executive officer of the Company and certain of the Company’s subsidiaries.  Dr. Broom will continue to serve on the Company’s board of directors (the “Board”) and as a consultant.  The Schroeder Agreement (defined below) provides that Mr. Schroeder will be appointed to the Company’s Board effective upon the later of the Closing and immediately following the Company’s 2018 Annual General Meeting of Shareholders, scheduled to be held on August 1, 2018.

The parties made customary representations and warranties in the Merger Agreement.  The survival of the parties’ respective representations and warranties generally is limited to 12 months following the Closing, subject to specified exceptions, including in the case of “fundamental representations”, which survive for six years.  The Company and the former Zavante stockholders have agreed to indemnify each other for specified matters, including breaches of representations, warranties and covenants, as well as, in the case of the former Zavante stockholders, specified taxes, excess transaction expenses, material misrepresentations in or omissions from any registration statement pursuant to which the Company ordinary shares issued in satisfaction of the Company’s milestone payment obligations are registered for resale and other liabilities.  The indemnification obligations of the former Zavante stockholders are limited to the Holdback Shares and, under certain circumstances, may be offset against milestone payments that become due and payable under the Merger Agreement.  In certain situations, the Company will not be entitled to any indemnification unless the aggregate amount of losses incurred by the Company exceeds the product of 0.75%, the Upfront Shares and the volume-weighted average price of a Company ordinary share over the 20-day period ending three days prior to Closing.  The indemnification obligations of the Company are limited to the cash value of the Holdback Shares or, under certain circumstances, the total amount of consideration in the Acquisition.

The forgoing summary of terms of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, which is attached to this Current Report on Form 8-K as Exhibit 2.1 and is incorporated herein by reference.

The Merger Agreement has been filed as an exhibit to this Current Report on Form 8-K in accordance with rules and regulations of the U.S. Securities and Exchange Commission to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company or Zavante. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 2.01.  Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 regarding the Acquisition and the information set forth in Item 5.02 regarding Mr. Schroeder is incorporated by reference into this Item 2.01.

In connection with the Closing, the Company acquired certain agreements to which Zavante is a party, including the Stock Purchase Agreement, the Sorrento Lease, the Three-Way Agreement, the Ercros Supply Agreement, the ERN Supply Agreement, the Fisiopharma Supply Agreement and the Packaging Agreement (each as defined in Item 8.01).  The descriptions of these agreements set forth in Item 8.01 are incorporated herein by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Sorrento Lease set forth in Item 8.01 is incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The description of the ordinary shares consideration under the terms of the Merger Agreement set forth in Item 1.01 is incorporated herein by reference. In connection with the Closing of the Acquisition, the Company issued to stockholders of Zavante the ordinary shares consideration pursuant to an exemption from registration afforded by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Colin Broom, M.D., Chief Executive Officer

In connection with the signing of the Merger Agreement, on July 23, 2018, Nabriva Therapeutics US, Inc. (“Nabriva US), a wholly owned subsidiary of the Company, entered into a Transition, Separation and Release of Claims Agreement (the “Transition Agreement”) with Colin Broom, M.D., chief executive officer of the Company and Nabriva US and their affiliates, as applicable, providing for Dr. Broom’s separation from employment with Nabriva US and resignation from the offices of chief executive officer of the Company and Nabriva US, contingent on and effective as of the Closing of the Acquisition (the “Transition Date”).  Pursuant to the terms of the Transition Agreement, Nabriva US and Dr. Broom also entered into a Consulting Agreement (the “Consulting Agreement”) effective July 24, 2018, pursuant to which Dr. Broom will provide to Nabriva US, upon the request of the Board, consulting and advisory services relating to the preparation and submission of a new drug application for the Company’s lefamulin product candidate to the FDA (collectively, the “Services”). Dr. Broom will continue to serve as a director on the Board following the Transition Date.

Transition Agreement

Pursuant to the Transition Agreement, during the period between the execution of the Transition Agreement and the Transition Date, Dr. Broom remained chief executive officer of the Company and Nabriva US.  For so long as Dr. Broom serves as a non-employee director on the Board, he will be entitled to compensation for such services consistent with the Company’s Non-Employee Director Compensation Policy as in effect from time to time (the “Policy”).  However, Dr. Broom will not be eligible to receive an “initial grant” of share options under such Policy or an “annual grant” of share options under such Policy in 2018.

Pursuant to the Transition Agreement, in return for Dr. Broom’s execution of the Transition Agreement and timely execution and nonrevocation of an additional release of claims at the time of the Transition Date, Dr. Broom is being provided the “severance benefits” described in his amended and restated employment agreement dated as of June 17, 2016 (the “Employment Agreement”) that he would be entitled to receive upon a “qualifying termination” occurring prior to or more than 12 months following a “change in control” (as such terms are defined in the Employment Agreement).  Specifically, he will be entitled to receive continued payment of his current annual base salary of $471,534 for a period of 18 months, or $707,301 in the aggregate; subject to certain conditions, payment by Nabriva US of a portion of health coverage premiums for a period of up to 18 months following the Transition Date; and a lump sum payment of $132,417 which is equal to the prorated portion of Dr. Broom’s 2018 annual target bonus of $235,767, representing 50.0% of his 2018 annual base salary, based on the number of days of his employment by Nabriva US in 2018.

In addition, pursuant to the Transition Agreement, Dr. Broom will continue to vest in any options he holds to purchase the Company’s ordinary shares that were outstanding as of the Transition Date (the “Outstanding Options”) for a period of 12 months following the Transition Date provided he remains on the Board during such 12-month period.  In the event his service as a director on the Board terminates before the 12-month anniversary of the Transition Date, the portion of the Outstanding Options that would have vested had Dr. Broom remained on the Board through the 12-month anniversary of the Transition Date will be accelerated at that time.  Any of Dr. Broom’s options that are unvested at the 12-month anniversary of the Transition Date will terminate and Dr. Broom will no longer have any rights with respect to them.  In addition, the post-termination exercise period of the vested Outstanding Options will be extended such that Dr. Broom is entitled to exercise any vested Outstanding Options until the later of the date that is 24 months following the Transition Date and the date that is three months following his cessation of service on the Board (but in no event later than the final exercise date applicable to such option).  The Transition Agreement also provides that, if Dr. Broom continues to serve on the Board or to provide Services under the Consulting Agreement on the effective date of grant, he shall continue to be entitled to receive the grant of performance-based restricted share units (the “Broom PRSUs”) previously approved by the Board, which will vest in accordance with, and otherwise be subject to the terms and conditions of, the previously-approved award agreement.  However, if Dr. Broom ceases to serve on the Board and ceases to provide Services under the Consulting Agreement following achievement of the applicable performance metric under the Broom PRSUs but before the first anniversary of the achievement of the performance vesting metric, the award will accelerate and vest in full at the time he ceases to provide all services on the Board and as a consultant.

The Transition Agreement also provides for, among other things, a release of claims by Dr. Broom in favor of Nabriva US and its affiliates, continuing confidentiality, non-solicitation and non-competition obligations applicable to Dr. Broom under his existing Proprietary Rights, Non-Disclosure and Developments Agreement with Nabriva US, and a mutual non-disparagement obligation applicable to Nabriva U.S. and Dr. Broom.

Consulting Agreement

Pursuant to the Consulting Agreement, Nabriva US and Dr. Broom agreed that Dr. Broom will receive $500.00 per hour in consulting fees for his performance of the Services under the Consulting Agreement.  The term of the Consulting Agreement will be from the Transition Date until January 31, 2020, and may be extended for additional periods upon mutual written agreement of both Nabriva US and Dr. Broom. In addition, the Consulting Agreement may be terminated by Nabriva US if Dr. Broom materially breaches the Consulting Agreement or the Transition Agreement or if Dr. Broom fails to sign or revokes the additional release of claims in our favor at the time of the Transition Date; by Dr. Broom, if Nabriva US materially breaches the Consulting Agreement or the Transition Agreement; at any time by either Nabriva US or Dr. Broom upon not less than 15 days prior written notice to the other party; at any time upon the mutual written consent of the parties; or automatically upon the death, physical incapacitation or mental incompetence of Dr. Broom.

Appointment of Theodore Schroeder as Chief Executive Officer

In connection with the signing of the Merger Agreement, on July 23, 2018, Nabriva US entered into an Employment Agreement with Theodore Schroeder (the “Schroeder Agreement”) providing for Mr. Schroeder, age 63, to serve as chief executive officer of the Company and president and chief executive officer of Nabriva US, contingent on and effective as of the Closing of the Acquisition (the “Commencement Date”).

Prior to the Closing, Mr. Schroeder served as president, chief executive officer and director of Zavante. Previously, Mr. Schroeder co-founded Cadence Pharmaceuticals in 2004 and served as president, chief executive officer and a member of the board of directors until the company’s acquisition by Mallinckrodt Pharmaceuticals in 2014.  Prior to that, he held several roles at Elan Pharmaceuticals, including senior vice president of North American sales and marketing, and vice president and general manager of the hospital products business unit, a role he also held at Dura Pharmaceuticals before its acquisition by Elan Pharmaceuticals. Earlier in his career, Schroeder held a number of hospital-related sales and marketing positions with Bristol-Myers Squibb. He currently serves on the public company board of directors of Cidara Therapeutics, Otonomy and Collegium Pharmaceutical. In addition, he previously served on the board of directors of Hyperion Therapeutics, Incline Therapeutics and Trius Therapeutics until their respective acquisitions. Mr. Schroeder is a former chair of BIOCOM, the Southern California life sciences trade association. Mr. Schroeder received a bachelor’s degree in management from Rutgers University.

As a stockholder of Zavante, Mr. Schroeder received 0.8% of Company ordinary shares issued to former Zavante stockholders as consideration in connection with the closing of the Acquisition and will be entitled to receive his proportional share of any Company ordinary shares or cash paid in satisfaction of the Company’s milestone payment obligations and upon the release by the Company, if any, of the Holdback Shares on the terms and subject to the conditions set forth in the Merger Agreement.  In addition, Mr. Schroeder will be entitled to registration rights with respect to the registration with the SEC for resale of any Company ordinary shares that may be issued in satisfaction of the Company’s milestone payment obligations pursuant to the Merger Agreement.

Mr. Schroeder has no family relationship with any of the executive officers or directors of the Company and there are no arrangements or understandings between Mr. Schroeder and any other person pursuant to which he is being appointed as the chief executive officer of the Company or will be appointed as a director of the Company, other than as disclosed in this Current Report on Form 8-K.

Schroeder Agreement

Pursuant to the Schroeder Agreement, Mr. Schroeder will receive an annual base salary of $530,000 and be eligible to receive an annual performance bonus targeted at 50% of his annual base salary, with the actual amount of such bonus, if any, to be determined by the Board.  For 2018, Mr. Schroeder’s bonus will be pro-rated to reflect his 2018 service to Nabriva US.  Mr. Schroeder will also be entitled to participate in the Company’s employee benefit plans, subject to the terms and conditions of such plans.

Pursuant to the Schroeder Agreement, the Board also approved the grant to Mr. Schroeder, effective as of the first business day immediately following the Commencement Date (the “Grant Date”), of a non-statutory stock option to purchase 850,000 ordinary shares of the Company at an exercise price per share equal to the closing price per share of the Company’s ordinary shares on the Nasdaq Global Select Market on the Grant Date.  The option award will have a ten-year term and will vest over a four-year period, with 25% of the shares underlying the award vesting on the first anniversary of the Commencement Date and the remaining 75% of the shares underlying the option award to vest monthly over the subsequent 36-month period.  In addition, the Board approved the grant to Mr. Schroeder, effective as of the Grant Date, of 150,000 performance-based restricted share units (the “Schroeder PRSUs”).  The Schroeder PRSUs will vest as follows:  50% of the Schroeder PRSUs will vest upon Board certification of the receipt of FDA approval of a new drug application for each of (x) lefamulin and (y) CONTEPO for any indication, and 50% of the Schroeder PRSUs will vest on the first anniversary of such Board certification, provided, in each case, that Mr. Schroeder is performing services to Nabriva US on the applicable vesting dates.  If the FDA does not approve an NDA for both lefamulin and CONTEPO by January 31, 2020, the Schroeder PRSUs award will terminate in full.  The option being granted to Mr. Schroeder and the Schroeder PRSUs will be awarded outside of the Company’s 2017 Share Incentive Plan as an inducement material to Mr. Schroeder’s entering into employment with Nabriva US in accordance with Nasdaq Stock Market Listing Rule 5635(c)(4).

In the event of the termination of Mr. Schroeder’s employment by Nabriva US without cause or by him for good reason prior to, or more than 12 months following, a “change in control” (as defined in the Schroeder Agreement), Mr. Schroeder will be entitled to his base salary that has accrued and to which he is entitled as of the termination date. In addition, subject to execution and nonrevocation of a release of claims in favor of Nabriva US and its affiliates by him or his estate, as applicable, and his continued compliance with his proprietary rights, non-disclosure, developments and non-solicitation agreement with Nabriva US, he will be entitled to continued payment of his base salary for a period of 18 months following termination; subject to certain conditions, payment by Nabriva US of a portion of health coverage premiums for a period of up to 18 months following termination; a lump sum payment equal to any earned but unpaid annual bonus for a previously completed calendar year; a lump sum payment equal to a prorated annual bonus for the year in which Mr. Schroeder’s employment is terminated based on the number of days he was employed by Nabriva US during the year; and all of his then-outstanding equity awards that vest based solely on the passage of time (including performance-based awards that are subject to time-based vesting following achievement of the applicable performance metric, provided the performance metric has been achieved at the time of termination) shall accelerate with respect to the portion of the award that would have vested in the 12-month period following the termination date.

In the event of the termination of Mr. Schroeder’s employment by Nabriva US without cause or by him for good reason within 12 months following a change in control, subject (as described above with respect to certain payments), to his execution and nonrevocation of a release of claims in favor of Nabriva US and its affiliates and his continued compliance with his proprietary rights, non-disclosure, developments and non-solicitation agreement with Nabriva US, Mr. Schroeder would be entitled to the same payments and benefits as described in the preceding paragraph, except that, in lieu of a pro-rated annual bonus payment, he would be entitled to receive a lump sum payment equal to 100% of his target bonus for the year in which his employment is terminated and in lieu of 12 months’- vesting acceleration, he would be entitled to full vesting acceleration of his then-unvested equity awards such that his equity awards become fully exercisable and non-forfeitable as of the termination date.

If Mr. Schroeder’s employment is terminated for any other reason, including as a result of his death or disability, for cause, or voluntarily by Mr. Schroeder without good reason, Nabriva US’s obligations under the employment agreement cease immediately, and Mr. Schroeder is only entitled to his base salary that has accrued and to which he is entitled as of the termination date.  If, however, his employment is terminated as a result of his death or disability, subject to his execution and nonrevocation of a release of claims in favor of Nabriva US and its affiliates and his continued compliance with his proprietary rights, non-disclosure, developments and non-solicitation agreement with Nabriva US, he or his estate, as applicable, would be entitled to any earned but unpaid annual bonus from a previously completed calendar year.

The Schroeder Agreement also obligates Mr. Schroeder to comply with certain invention, confidentiality, and non-solicitation provisions pursuant to a proprietary rights, non-disclosure, developments and non-solicitation agreement with Nabriva US.  In connection with his appointment, Mr. Schroeder also entered into the Company’s standard form of indemnification agreement applicable to executive officers and directors of the Company.

The Schroeder Agreement provides that Mr. Schroeder will be appointed to the Company’s Board effective upon the later of the Closing and immediately following the Company’s 2018 Annual General Meeting of Shareholders, scheduled to be held on August 1, 2018.  Pursuant to the Schroeder Agreement, Mr. Schroeder was also appointed to the board of directors of Nabriva US and Nabriva Therapeutics Ireland DAC effective as of July 24, 2018 (the Commencement Date). As an employee of Nabriva US, Mr. Schroeder will not receive any additional compensation for his service as a director of these entities.

The foregoing descriptions of the Transition Agreement, the Consulting Agreement and the Schroeder Agreement are qualified in their entirety by reference to the full text of the Transition Agreement, the Consulting Agreement and the Schroeder Agreement, which are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively, and are incorporated herein by reference.  In addition, the description of the Merger Agreement is incorporated by reference into this Item 5.02.

Promotion of Steven Gelone to President and Chief Operating Officer

Effective as of July 24, 2018, Steven Gelone, age 50, was promoted to president and chief operating officer of the Company.  Prior to this promotion, Dr. Gelone served as the chief scientific officer of the Company since June 30, 2017. Dr. Gelone previously served as Nabriva Therapeutics AG’s chief development officer and head of business development from 2014 until the Company’s redomiciliation and the Company’s chief development officer from the Company’s redomiciliation until June 30, 2017. Prior to joining Nabriva Therapeutics AG, he served as head of clinical research and development at Spark Therapeutics, Inc. in 2014 and vice president of clinical and preclinical development at ViroPharma Incorporated from 2005 to 2014. Dr. Gelone also served as director of medical affairs at Vicuron Pharmaceuticals from 2002 to 2003 and director of clinical pharmacology and experimental medicine at GlaxoSmithKline Pharmaceuticals from 2000 to 2002. Dr. Gelone received his B.S. Pharm. and Pharm.D. from Temple University.

In connection with his promotion to president and chief operating officer of the Company, Dr. Gelone’s annual base salary was increased to $450,000 from $409,500 and his annual target bonus percentage was increased to 45% from 35%.  In addition, if Dr. Gelone becomes entitled to severance benefits or change in control severance benefits under his amended and restated employment agreement with Nabriva US (the “Gelone Agreement”), as those terms are defined in the Gelone Agreement, he shall be entitled to receive continued payment of his base salary for a period of 15 months following termination (increased from 12 months) and, subject to certain conditions, payment by Nabriva US of a portion of health coverage premiums for a period of up to 15 months following termination (increased from 12 months), in all events subject to the terms and conditions of the Gelone Agreement.  The Board also approved the grant to Dr. Gelone, effective as of the day immediately following the Closing, of an option to purchase 77,500 ordinary shares of the Company at an exercise price per share equal to the closing price per share of the Company’s ordinary shares on the Nasdaq Global Select Market on such effective date of grant (the “Initial Options”) and, effective as of the first business day following the 2018 Annual General Meeting of Shareholders, of an option to purchase 7,500 ordinary shares of the Company at an exercise price per share equal to the closing price per share of the Company’s ordinary shares on the Nasdaq Global Select Market on such effective date of grant (the “Additional Options”) and 32,000 performance-based restricted share units (the “Gelone PRSUs”).  The grant of the Additional Options and the Gelone PRSUs is subject to shareholder approval of an amendment to the Company’s 2017 Share Incentive Plan at the Company’s 2018 Annual General Meeting of Shareholders. The Initial Options, the Additional Options and the Gelone PRSUs will be granted to Dr. Gelone under the Company’s 2017 Share Incentive Plan.

The option awards will have a ten-year term and will vest over a four-year period, with 25% of the shares underlying the awards to vest on the first anniversary of the Closing and 75% of the shares underlying the option awards to vest monthly over the subsequent 36-month period.  The Gelone PRSUs will vest as follows:  50% of the Gelone PRSUs will vest upon Board certification of the receipt of FDA approval of an NDA for lefamulin, and the remaining 50% of the Gelone PRSUs will vest on the first anniversary of such Board certification, provided, in each case, that Dr. Gelone is performing services to the Company on the applicable vesting dates.  If the FDA does not approve an NDA for lefamulin by January 31, 2020, the Gelone PRSUs award will terminate in full.

Dr. Gelone has no family relationship with any of the executive officers or directors of the Company and there are no arrangements or understandings between Dr. Gelone and any other person pursuant to which he is being promoted to president and chief operating officer of the Company, other than as disclosed in this Current Report on Form 8-K or the proxy statement relating to the Company’s 2018 Annual General Meeting of Shareholders.

Item 8.01.  Other Information.

The Company is filing as Exhibit 99.1 hereto risk factors related to the Company’s business after giving effect to the Acquisition.  In addition, the Company is providing the below description of CONTEPO and the acquired Zavante business.

Description of CONTEPO™ and Zavante Acquired Business

Overview

CONTEPO™ (fosfomycin for injection) is a potentially first-in-class epoxide intravenous (“IV”) antibiotic in the United States with a broad spectrum of bactericidal Gram-negative and Gram-positive activity, including activity against many contemporary multi-drug resistant (“MDR”) strains that threaten hospitalized patients.  IV fosfomycin has an extensive commercial history in markets outside the United States, where it has been used broadly for over 45 years to treat a variety of indications, including complicated urinary tract infections, bacteremia, pneumonia and skin infections.

CONTEPO inhibits the bacteria’s ability to form a cell wall, which is critical for the cell’s survival and growth.  It works at an earlier and different stage of cell wall synthesis than other injectable antibiotics, differentiating its mechanism of action from approved injectable antibiotics. CONTEPO utilizes a dosing approach developed by Zavante for the United States that is designed to optimize the product candidate’s pharmacokinetics and pharmacodynamics in order to improve treatment outcomes.

The CONTEPO development program has focused on obtaining marketing approval in the United States for the treatment of complicated urinary tract infections (“cUTI”), including acute pyelonephritis (“AP”).  In April 2017, Zavante announced the results of its pivotal ZTI-01 Efficacy and Safety Study (the “ZEUS Study”), in which CONTEPO met the primary endpoint of statistical non-inferiority versus piperacillin/tazobactam (“PIP-TAZ”).  Zavante then met with the FDA in the second half of 2017 to discuss the filing of a new drug application (“NDA”) for CONTEPO.  We expect to submit an NDA for CONTEPO, utilizing the FDA’s 505(b)(2) pathway, in the fourth quarter of 2018.

We believe that the ZEUS Study results, along with extensive clinical experience with IV fosfomycin for over 45 years outside the United States, support CONTEPO as a potential first-line treatment for cUTI suspected to be caused by MDR pathogens in the United States. A number of studies report that at least 20% of cUTIs are caused by MDR bacteria and limited treatment options are available in the United States. In addition, non-clinical data have shown that CONTEPO acts in combination with certain other antibiotics to improve bacterial killing.

The FDA has designated CONTEPO as a qualified infectious disease product (“QIDP”) and granted fast track designations to CONTEPO under the Generating Antibiotics Incentives Now (“GAIN”) Act for:

•                  Complicated urinary tract infections (cUTI)

•                  Complicated intra-abdominal infections (cIAI)

•                  Hospital-acquired bacterial pneumonia (HABP)

•                  Ventilator-associated bacterial pneumonia (VABP)

•                  Acute bacterial skin and skin structure infections (ABSSSI)

Although we have no current plans to finance development of CONTEPO for indications other than cUTI, including AP, these designations make CONTEPO eligible for Fast Track and GAIN incentives. We may in the future consider additional non-dilutive financing options to advance these programs in the clinic.

cUTIs

Market Overview

Infections due to a bacterial pathogen that is resistant to three or more antibiotic classes have become increasingly common and present a risk to our ability to fight infectious diseases and manage complications in vulnerable patients. According to the United States Centers for Disease Control and Prevention (the “CDC”), more than two million hospital infections caused by bacteria resistant to one or more antibiotics occur every year in the United States, and over 23,000 patients with an antibiotic-resistant pathogen die each year.

The prevalence of antibiotic-resistant bacteria is increasing and is considered a significant threat to global health. In particular, the CDC and the World Health Organization consider antibiotic resistance to be an urgent and critical threat to human health. The prevalence of β-lactamase enzymes among Gram-negative pathogens threatens the usefulness of many β-lactam antibiotics and has resulted in greater reliance on last line antibiotics, including carbapenems.

Urinary tract infections (“UTIs”), including AP, are among the most common infections due to MDR bacteria, including carbapenem-resistant Enterobacteriaceae (“CRE”), and are often healthcare-associated.  Global mortality attributable to CRE infections has been estimated in some studies to be over 20% and reflects the need for safe, alternative, carbapenem-sparing agents.

Surveillance and epidemiological studies suggest that some traditional, first-line antibiotics may no longer be acceptable choices for early therapy. In one large-scale surveillance study, approximately one out of three patients hospitalized in the United States with cUTI, a complicated intra-abdominal infection, hospital-associated pneumonia, or a bloodstream infection did not receive timely effective antibiotic therapy, and this delay was associated with increased morbidity and mortality.  The rate of antibiotic resistance appears to be two to four times higher in patients who were admitted to the hospital from a nursing home or were recently hospitalized. Antibiotic therapy within the past six months has also been identified as a risk factor for antibiotic resistance.

New classes of antibiotics that are effective against drug-resistant pathogens are needed for early, appropriate treatment of serious infections in hospitalized patients and to treat patients who have failed to respond to standard, first-line antibiotics due to acquired drug resistance.

For over 45 years, oral and IV formulations of fosfomycin have been used in the European Union, Africa, Asia, and South America, and an oral formulation of fosfomycin has been used in the United States and Canada for the treatment of a variety of indications. Oral fosfomycin is available in the United States as single-dose therapy for cystitis and is noted as an appropriate treatment option for cystitis in treatment guidelines by the Infectious Diseases Society of America and the CDC. However, oral administration of fosfomycin provides inadequate concentrations required for treatment of more serious infections due to its limited bioavailability and dose-limiting gastrointestinal tolerability.

Outside of the United States, IV fosfomycin is approved for patients with a variety of infections, often severe, including cUTI, bacteremia, osteomyelitis, nosocomial lower respiratory tract infections, surgical site infections, bone and joint infections, endocarditis, skin infections and bacterial meningitis.  The efficacy and safety profile of IV fosfomycin has been established by more than 45 years of clinical use outside of the United States and has been evaluated in more than 60 clinical studies. Fosfomycin has retained high in vitro activity with a low and stable resistance profile, and continues to be suitable for use as a monotherapy for cUTI despite long term use.

Causes of cUTIs

cUTI is defined as a clinical syndrome characterized by pyuria and a documented microbial pathogen on culture of urine or blood, accompanied by local and systemic signs and symptoms, including fever, chills, malaise, flank pain, back pain or costo-vertebral angle pain or tenderness that occur in the presence of a functional or anatomical abnormality of the urinary tract, or in the presence of catheterization. Indwelling urethral catheters account for 70% to 80% of cUTIs, or 1 million cases per year in the United States. Catheter-associated UTI is the most common cause of secondary bloodstream infections and is linked to increased morbidity and mortality. Patients with pyelonephritis, regardless of underlying abnormalities of the urinary tract, are considered a subset of patients with cUTI.

cUTI is usually caused by a greater variety of pathogens, with a greater likelihood of associated antimicrobial resistance, than uncomplicated UTI (“uUTI”). Escherichia coli (“E. coli”) is isolated in approximately 75% to 95% of uUTIs and approximately 50% of cUTIs and is the most common etiologic agent of cUTIs. Additional commonly-identified Gram-negative uropathogens include other Enterobacteriaceae (such as Klebsiella spp., Proteus spp., Enterobacter cloacae) and non-fermenting Gram-negative bacilli (such as Pseudomonas aeruginosa (“P. aeruginosa”) and Acinetobacter spp.). Gram-positive organisms, such as Enterococci and coagulase-negative Staphylococci, may also be contributing pathogens.

Limitations of Currently Available Treatment Options

We believe bacterial resistance against antimicrobials has created the need for more antibiotic treatment options, particularly among MDR, Gram-negative bacilli (including CRE, extended-spectrum β-lactamase (“ESBL”) producers, and MDR P. aeruginosa). Gram-negative antimicrobial resistance is particularly common among urinary tract pathogens. Enterobacteriaceae, including E. coli and Klebsiella pneumoniae (“K. pneumoniae”), may acquire plasmids that encode ESBLs and confer resistance to third-generation cephalosporins and other broad-spectrum antibiotics. Third-generation cephalosporins and β-lactamase inhibitors (“BLIs”) are also commonly ineffective against Enterobacteriaceae that generate AmpC enzymes.

The recent spread into hospitals of Enterobacteriaceae expressing emergent β-lactamases, including members of the serine carbapenemases and metallo-β-lactamases, endanger antibiotic options. The lack of available and effective antibiotic classes for these organisms has created an unmet medical need. For example, infections with CRE are difficult to treat, as there are limited treatment choices available. Mortality rates as high as 40% to 50% have been associated with CRE infections, making them a serious threat to public health. The available treatment choices are associated with serious potential toxicity, in the case of colistin and aminoglycosides, or concerns of allergy or hypersensitivity, in the case of β-lactams or penicillin derivatives.

Our Solution: CONTEPO for the Treatment of cUTI

•                  CONTEPO is an IV formulation of fosfomycin and the sole member of the epoxide antibiotic class.

•                  CONTEPO has a different mechanism of action than other IV antibiotics in the United States.

•                  CONTEPO has a broad spectrum of in vitro activity against a variety of clinically important MDR Gram-negative pathogens, including ESBL-producing Enterobacteriaceae, CRE, and Gram-positive pathogens, including methicillin-resistant Staphylococcus aureus (“MRSA”) and vancomycin-resistant enterococci.

•                  CONTEPO has demonstrated in in vitro studies additivity or synergy when used in combination with other classes of antibiotic agents in pre-clinical trials.

•                  CONTEPO has a small molecular size, which may enable high levels of tissue penetration and facilitates renal elimination, both of which are important for treatment of cUTIs.

•                  CONTEPO is supported by a long history of IV fosfomycin use outside the United States in a variety of indications, including cUTI.

•                  CONTEPO has completed the ZEUS Study, a pivotal registrational Phase 2/3 clinical trial in cUTI, achieving non-inferiority to an active comparator.

CONTEPO is a potentially first-in-class epoxide IV antibiotic in the United States with a broad spectrum of bactericidal Gram-negative and Gram-positive activity, including activity against many contemporary MDR strains that threaten hospitalized patients. IV fosfomycin has an extensive commercial history in markets outside the United States, where it has been used broadly for over 45 years to treat a variety of indications, including complicated urinary tract infections, bacteremia, pneumonia and skin infections.

CONTEPO works differently than other IV antibiotics approved in the United States. CONTEPO inhibits an early step in bacterial cell wall synthesis, so the cell wall lacks integrity and the bacteria die quickly. We believe that because of its different mechanism of action, we have not observed any cross resistance to date between CONTEPO and any of the existing classes of intravenous antibiotics. In addition, CONTEPO has demonstrated in in vitro studies an additive or synergistic antibacterial effect with other classes of antibiotics when used in combination therapy, and has been shown to restore susceptibility in resistant strains.

CONTEPO Clinical Development Program

CONTEPO is under development in the United States for the treatment of cUTI, including AP. The clinical development plan for CONTEPO utilized a modernized dosing regimen to optimize coverage of the predominant pathogens in hospital infections, including strains recognized by the CDC as an urgent or serious antibiotic resistant threat to public health in the United States.

Phase 2/ 3 Clinical Trial

The ZEUS Study was a multicenter, randomized, parallel-group, double-blind, pivotal Phase 2/3 clinical trial designed to evaluate safety, tolerability, efficacy and pharmacokinetics of CONTEPO compared to PIP-TAZ in the treatment of hospitalized adults with cUTI or AP.  PIP-TAZ is a combination antibiotic consisting of a broad-spectrum antibiotic, piperacillin, plus a BLI, tazobactam, which extends the antibiotic spectrum of piperacillin to include many β-lactamase-producing bacteria that have acquired resistance to piperacillin alone. PIP-TAZ is widely used to treat serious Gram-negative infections.  The primary objective of the ZEUS Study was to demonstrate that CONTEPO was non-inferior to PIP-TAZ in overall success based on clinical cure and microbiologic eradication in the microbiologic modified intent-to-treat (“m-MITT”) population at the test-of-cure visit (“TOC”), which occurred on the 19th to 21st day after completion of seven days of treatment with the study drug, or after up to 14 days of treatment for patients with concurrent bacteremia.  The m-MITT population consisted of 362 patients, each of whom met the study’s inclusion criteria, was randomized, received any amount of study drug, and had one or more baseline Gram-negative pathogens growing at greater than or equal to 10(5) CFU/mL from an appropriately collected, pre-treatment baseline urine or blood sample.  The primary endpoint was a composite of the investigator’s determination of clinical cure, meaning complete resolution or significant improvement of signs and symptoms that were present at baseline and no new symptoms, such that no further antimicrobial therapy is warranted, plus microbiologic eradication, meaning that the baseline bacterial pathogen was reduced to less than 10(4) CFU/mL on urine culture and, if applicable, negative on repeat blood culture, both in the m-MITT population at TOC. Any missing or presumed eradications were classified as indeterminates, and conservatively counted as failures in the overall success analysis.

All pathogens isolated from patients who had a baseline and TOC pathogen underwent blinded, post-hoc, pulsed-field gel electrophoresis (“PFGE”) typing analysis. Microbiologic outcome was also defined utilizing the PFGE results, whereby microbiologic persistence required the same genus and species of baseline and post-baseline pathogens, as well as PFGE-confirmed genetic identity.

Patients eligible for the trial were required to be 18 years of age or older and have cUTI or AP that was considered by the clinical investigator to be serious enough to require hospitalization and IV antibiotic therapy. The diagnosis was based on pyuria, or the presence of pus or white blood cells in the urine, and cUTI or AP with at least two additional symptoms such as chills, rigors, or warmth associated with fever, nausea or vomiting, painful, difficult or frequent urination, lower abdominal or pelvic pain, or acute flank pain. Patients with cUTI were also required to have at least one risk factor, such as use of intermittent or indwelling bladder catherization; functional or anatomical abnormality of the urogenital tract; complete or partial hindrance of normal urine flow; blood urea nitrogen greater than 20 mg/dL; blood urea greater than 42.8 mg/dL, or serum creatinine greater than 1.4 mg/dL, due to known prior renal disease; or, in male patients, chronic urinary retention. A baseline urine culture specimen was obtained within 48 hours prior to randomization, and any indwelling bladder catheters were required to be removed or replaced, unless such removal was considered unsafe or contraindicated, before or within 24 hours after randomization.

Eligible patients were randomly assigned to receive either CONTEPO (6 grams IV fosfomycin) or PIP-TAZ (4 grams piperacillin/0.5 grams tazobactam) as one-hour infusions three times daily for seven days, except patients with concurrent bacteremia, who could have received treatment for up to 14 days at the clinical investigator’s discretion. Oral step down therapy was prohibited.  Throughout the study, all patients were monitored for signs and symptoms of cUTI or AP and the occurrence of adverse events. Laboratory data, including chemistry panels, complete blood counts, electrocardiograms, and samples for urine and blood cultures were collected from all patients at specified times throughout the study.

Of the total of 465 patients randomized across 92 sites in 16 countries, with studies conducted at 74 sites in 15 countries, 464 (99.8%) received at least one dose of the study drug. Of the 464 patients who received at least one dose of study drug, 233 patients were in the CONTEPO treatment group, and 231 patients were in the PIP-TAZ treatment group. The incidence of premature discontinuation from study drug was low and similar between treatment groups (6.0% in the CONTEPO treatment group compared to 3.9% in the PIP-TAZ treatment group), and the incidence of not completing the study through the last follow-up visit (“LFU”), which occurred on the 24th through 28th day after completion of seven days of treatment with the study drug, or after up to 14 days of treatment for patients with concurrent bacteremia, was 5.2% in the CONTEPO group compared to 0.9% in the PIP-TAZ group.

In the ZEUS Study, CONTEPO was non-inferior to PIP-TAZ for the primary efficacy outcome of overall success, which was defined as clinical cure and microbiologic eradication at TOC. Overall success occurred in 64.7% of CONTEPO patients and 54.5% of PIP-TAZ patients.  The treatment difference between the CONTEPO and PIP-TAZ groups was 10.2%, with a 95% confidence interval (-0.4, 20.8). Additionally, the lower bound of the 95% confidence interval met the pre-specified non-inferiority margin of -15%, demonstrating that CONTEPO was non-inferior to PIP-TAZ in the study. In a post-hoc primary efficacy analysis using results of blinded PFGE molecular typing of urinary tract pathogens, this difference was even greater (69.0% CONTEPO patients compared to 57.3% PIP-TAZ patients, with a treatment difference of 11.7%, with a 95% confidence interval (1.3, 22.1). Overall success rates were driven by microbiologic eradication rates, as clinical cure rates were greater than 90% and treatment differences were small at TOC. Using the PFGE molecular typing, the microbiologic eradication rates in the m-MITT population at the TOC were 70.7% for patients receiving CONTEPO compared to 60.1% for patients receiving PIP-TAZ. These rates were consistent with those observed in some contemporary cUTI studies, and most patients with microbiologic persistence at TOC had identifiable reasons or risk factors for persistence, such as functional or anatomical abnormalities of the urogenital tract, recent or indwelling urinary tract catheterization, elevated minimum inhibitory concentration (MIC) to the study drug received, abbreviated study drug therapy, or other underlying co-morbidities. Of note, a majority of patients with microbiologic persistence at TOC were clinical cures at TOC, did not require rescue antimicrobial therapy, and remained sustained cures at LFU.

The identity and frequency of pathogens recovered at baseline from patients in the ZEUS Study were similar in both the CONTEPO and PIP-TAZ treatment groups. The most common pathogens identified were Enterobacteriaceae, identified in 96.2% of the CONTEPO patients and 94.9% of the PIP-TAZ patients, including E. coli, identified in 72.3% of the CONTEPO patients and 74.7% of the PIP-TAZ patients; K. pneumoniae, identified in 14.7% of the CONTEPO patients and 14.0% of the PIP-TAZ patients; Enterobacter cloacae species complex, identified in 4.9% of the

CONTEPO patients and 1.7% of the PIP-TAZ patients; and Proteus mirabilis, identified in 4.9% of the CONTEPO patients and 2.8% of the PIP-TAZ patients. Gram-negative aerobes other than Enterobacteriaceae included Psuedomonas aeruginosa, which was identified in 4.3% of the CONTEPO patients and 5.1% of the PIP-TAZ patients, and Acinetobacter baumannii-calcoaceticus species complex, identified in 1.1% of the CONTEPO patients and no PIP-TAZ patients.  These pathogens are representative of the pathogens that have been recovered in other studies of patients with cUTI or AP. For the predominant pathogens E. coli and K. pneumoniae, the clinical cure rates at TOC for CONTEPO were greater than 90% for both pathogens, and microbiologic eradication rates were 68.4%, or 72.9% with PFGE analysis, for E. coli, and 66.7% for K. pneumoniae on both a non-PFGE analysis and PFGE analysis-basis.

A total of 42.1% CONTEPO patients and 32.0% PIP-TAZ patients experienced at least one treatment-emergent adverse event (“TEAE”). Most TEAEs were mild or moderate in severity, and severe TEAEs were uncommon (2.1% of CONTEPO patients and 1.7% of PIP-TAZ patients). The most common TEAEs in both treatment groups were transient, asymptomatic laboratory abnormalities and gastrointestinal events. Treatment-emergent serious adverse events (“SAEs”) were uncommon in both treatment groups (2.1% of CONTEPO patients and 2.6% of PIP-TAZ patients). There were no deaths in the study and one SAE in each treatment group was deemed related to the study drug (hypokalemia in a CONTEPO patient and renal impairment in a PIP-TAZ patient), leading to study drug discontinuation in the PIP-TAZ patient. Study drug discontinuations due to TEAEs were infrequent and similar between treatment groups (3.0% of CONTEPO patients and 2.6% of PIP-TAZ patients).

The most common laboratory abnormality TEAEs were increases in the levels of alanine aminotransferase (8.6% of CONTEPO patients and 2.6% of PIP-TAZ patients) and aspartate transaminase (7.3% of CONTEPO patients and 2.6% of PIP-TAZ patients). None of the aminotransferase elevations were symptomatic or treatment-limiting, and none of the patients met the criteria for Hy’s Law. Outside of the United States, elevated liver aminotransferases are listed among undesirable effects in labeling for IV fosfomycin.

Hypokalemia occurred in 71 of 232 (30.6%) CONTEPO patients and 29 of 230 (12.6%) PIP-TAZ patients. Most decreases in potassium levels were mild to moderate in severity.  Shifts in potassium levels from normal at baseline to hypokalemia, as determined by worst post-baseline hypokalemia values, were more frequent in the CONTEPO group than the PIP-TAZ group for mild (17.7% compared to 11.3%), moderate (11.2% compared to 0.9%), and severe (1.7% compared to 0.4%) categories of hypokalemia.  Hypokalemia was deemed a TEAE in 6.4% of patients receiving CONTEPO and 1.3% of patients receiving PIP-TAZ, and all cases were transient and asymptomatic. While no significant cardiac adverse events were observed in the ZEUS Study, post-baseline QT intervals calculated using Fridericia’s formula (“QTcF”) of greater than 450 to less than or equal to 480 msec (baseline QTcF of less than or equal to 450 msec) occurred at a higher frequency in CONTEPO patients (7.3%) compared to PIP-TAZ patients (2.5%). In the CONTEPO arm, these results appear to be associated with the hypokalemia associated with the salt load of the IV formulation. Only one patient in the PIP-TAZ group had a baseline QTcF of less than or equal to 500 msec and a post-baseline QTcF of greater than 500 msec.

Phase 1 Pediatric Clinical Trial

In June 2018, we initiated a phase 1, non-comparative, open-label study of the pharmacokinetics and safety of a single dose of CONTEPO in pediatric subjects less than 12 years of age receiving standard-of-care antibiotic therapy for proven or suspected infection or peri-operative prophylaxis. A total of 24 patients are expected to be enrolled at up to ten clinical sites in the United States.  We anticipate completing enrollment in this study in late 2020.

Potential Additional Indications for CONTEPO

Fosfomycin has a long history of use outside the United States in a variety of indications beyond cUTI.  The FDA has granted both Fast Track and QIDP designations for the investigation of CONTEPO for the following indications in addition to cUTI:

•                  Complicated intra-abdominal infections (cIAI)

•                  Hospital-acquired bacterial pneumonia (HABP)

•                  Ventilator-associated bacterial pneumonia (VABP)

•                  Acute bacterial skin and skin structure infections (ABSSSI)

Although we have no current plans to finance development of CONTEPO for indications other than cUTI, including AP, these designations make CONTEPO eligible for Fast Track and GAIN incentives. We may in the future consider additional non-dilutive financing options to advance these programs in the clinic.

In August 2017, Zavante entered into an agreement with the United States National Institute of Allergy and Infectious Diseases (“NIAID”), under which NIAID will conduct a clinical trial to assess CONTEPO’s intrapulmonary penetration and pharmacokinetics in support of the product candidate’s potential future development as a treatment for HABP and VABP. This bronchoalveolar lavage study (the “BAL study”) will measure CONTEPO’s pulmonary penetration by assessing drug concentrations in the lining of study subjects’ bronchial pathways. Diffusion and saturation of antibiotics in patients’ airways are considered important factors in assessing a drug’s ability to effectively treat lower-respiratory tract infections. Prior preclinical and clinical investigations of IV fosfomycin have demonstrated that the product candidate penetrates rapidly into tissues and achieves clinically relevant concentrations in urine, soft tissues, lungs and other organs, supporting CONTEPO’s potential versatility as an antibiotic treatment option. The protocol for the BAL study is currently under development in conjunction with NIAID, and we anticipate that the study will be initiated in late 2018.

Commercialization Strategy

Our strategic intention, supported by CONTEPO’s differentiated profile, is to establish CONTEPO as the standard of care in the United States for hospitalized patients with serious infections caused by suspected or confirmed MDR bacteria.  We plan to use a targeted sales force to promote CONTEPO to hospital-based healthcare professionals in key locations within the United States where MDR infections, including CRE, are concentrated. These include roughly 900 hospitals in resistance hotspots such as New York City, Los Angeles and Chicago, and other major population centers. We also plan to deploy a highly experienced medical science liaison team to provide appropriate medical education.

Competition

If approved, we expect CONTEPO will face competition from commercially available antibiotics such as ceftazidime-avibactam, meropenem-vaborbactam, tigecycline, plazomicin, from other products currently in development for the treatment of cUTI, including AP, such as imipenem-relebactam (under Phase 3 clinical development by Merck), cefiderocol (under Phase 3 clinical development by Shionogi), eravacycline (under development by Tetraphase), sulbactam-ETX2514 (under development by Entasis), and LYS228 (under development by Novartis), as well as generically available agents including carbapenems, aminoglycosides, and polymyxins.  However, we believe CONTEPO’s differentiated mechanism of action and activity against MDR pathogens create the potential for CONTEPO to be an appropriate initial therapy to allow clinicians to spare carbapenems and other last line therapies.

Manufacturing

We rely on third parties to manufacture CONTEPO for use in clinical trials and potential commercial supply, and our strategy is to outsource all manufacturing, packaging, testing, serialization and distribution of this product candidate. However, we have significant in-house knowledge and experience in the relevant manufacturing and supply chain processes associated with CONTEPO.

We have entered into agreements with third-party manufacturers for the long-term, commercial supply of CONTEPO. We obtain fosfomycin disodium, the active ingredient in CONTEPO, from a single, third-party manufacturer under an exclusive manufacturing and supply agreement for the United States. A separate third-party manufacturer is responsible for filling the product into vials, the primary container closure system. Bulk filled vials are shipped to another third-party manufacturer for labeling, serialization and final packaging.  Our manufacturing agreements are described in more detail below.

Zavante Agreements

Stock Purchase Agreement with SG Pharmaceuticals

On May 5, 2015, former stockholders of Zavante (the “Selling Stockholders”), entered into a stock purchase agreement (the “Stock Purchase Agreement”), with SG Pharmaceuticals, Inc. (“SG Pharmaceuticals”), pursuant to which SG Pharmaceuticals acquired all of the outstanding capital stock of Zavante from the Selling Stockholders. SG Pharmaceuticals subsequently merged with and into Zavante, with Zavante as the surviving entity. As consideration for the acquisition, SG Pharmaceuticals paid $500,000 in cash and issued 1,420,000 shares of SG Pharmaceuticals common stock to the Selling Stockholders on a pro rata basis. Pursuant to the Stock Purchase Agreement, Zavante (as successor to SG Pharmaceuticals, Inc.) is obligated to make a milestone payment to the selling stockholders of $3.0 million upon marketing approval by the FDA with respect to any oral, intravenous or other form of fosfomycin, or the Zavante Products and milestone payments of up to $26 million in the aggregate upon the occurrence of various specified levels of net sales with respect to the Zavante Products.  In addition, Zavante is obligated to make annual royalty payments to the Selling Stockholders of a mid single-digit percentage of net sales of Zavante Products, subject to adjustment based on net sales thresholds and with such percentage reduced to low single-digits if generic fosfomycin products account for half of the applicable market on a product-by-product and country-by-country basis.  The Stock Purchase Agreement also provides that Zavante will pay to the Selling Stockholders a mid single-digit percentage of transaction revenue in connection with the consummation of the grant, sale, license or transfer of market exclusivity rights for a qualified infectious disease (within the meaning of the 21st Century Cures Act, or the Cures Act) related to a Zavante Product.  Additionally, in 2016, Zavante paid a $1.5 million cash milestone payment to the Selling Stockholders, on a pro rata basis, upon the closing of a Series A financing for Zavante.

Sorrento R&D Office Lease

Effective as of June 16, 2016, Zavante entered into a lease (the “Sorrento Lease”), with AGP Sorrento R&D, LP, pursuant to which Zavante leases approximately 4,420 square feet of office space in San Diego, California.  The Sorrento Lease is non-cancelable and has an initial term of 36 months, with an option to extend the term for an additional 36 months. Zavante’s contractual obligation with respect to lease payments under the Sorrento Lease over the initial lease term is approximately $341,200, plus Zavante’s share of taxes and certain building complex expenses shared pro rata among Zavante and other tenants.  As of June 30, 2018, the remaining lease liability is $121,000 plus pro rata expenses.

Three-Way Agreement with ERN and Ercros

Effective July 28, 2016, Zavante, Laboratorios ERN, S.A. (“ERN”) and Ercros, S.A. (“Ercros”) entered into an Amended and Restated Three-Way Agreement (the “Three-Way Agreement”), which established the basis for related supply agreements with ERN and Ercros in anticipation of FDA approval of fosfomycin disodium and succinic acid injection for intravenous use filled, finished and packaged into containers for use by end users (“Product”) in the United States.  Pursuant to the Three-Way Agreement, Zavante has the direct responsibility for the manufacture and supply of the commercial Product in the United States.

Under the Three-Way Agreement, (i) ERN has agreed to provide Zavante with certain technical documentation and data required for submission of an NDA or Abbreviated New Drug Application, as applicable (collectively, “NDA”), for the Product (“Technical Documentation”), and other assistance in connection with the submission of an NDA, pursuant to the ERN Supply Agreement (as defined below); (ii) Ercros has agreed to provide Zavante with certain Technical Documentation and the manufacture and supply of a blend of fosfomycin disodium and succinic acid (the “API Mixture”) for the manufacture of the Product, pursuant to the terms of the Ercros Supply Agreement (as defined below); and (iii) Zavante has agreed to obtain the commercial supply of the Product, under one or more separate agreements with third party manufacturers. The rights and obligations of each of the parties are set forth in each of the ERN Supply Agreement and the Ercros Supply Agreement.

In addition, pursuant to the Three-Way Agreement, Zavante is required to (i) contract with one or more third party manufacturers to provide quantities of the Product required by Zavante for commercial sale in the United States, perform validation activities as required by the FDA, and obtain FDA approval of such third party manufacturer’s facilities and quality systems; (ii) use commercially reasonable efforts to file an NDA within one year of its receipt of all Technical Documentation for the NDA from ERN and Ercros; (iii) obtain and own all trademarks to be used for the Product in the United States and (iv) bear the cost and manage all clinical trials necessary for obtaining FDA approval of the Product and keep ERN and Ercros updated regarding the progress of such clinical trials.

The Three-Way-Agreement will continue in force and effect until the Ercros Supply Agreement and the ERN Supply Agreement have both been terminated or expired in accordance with the respective terms therein, or if the Three-Way Agreement is terminated upon mutual written agreement of all of the parties. The Three-Way Agreement contains, among other provisions, customary provisions relating to legal compliance and publicity.

Ercros Supply Agreement

Effective July 28, 2016, Zavante and Ercros entered into a Manufacturing and Supply Agreement (the “Ercros Supply Agreement”) pursuant to the Three-Way Agreement. Under the Ercros Supply Agreement, Ercros has agreed, pursuant to purchase orders entered into under the Ercros Supply Agreement, to manufacture (i) the exclusive supply of the API Mixture for Zavante in support of filing an NDA or an Abbreviated New Drug Application (“ANDA”), as applicable, and (ii) the commercial supply of fosfomycin disodium and succinic acid injection for intravenous use in the United States.  In addition, Ercros has agreed to provide access to certain technical documentation as may be requested by Zavante in connection with the filing of an NDA.

The Ercros Supply Agreement has an initial ten-year term ending July 28, 2026 and will automatically renew after the initial term for additional two-year terms unless either party gives notice of its intention to terminate the Ercros Supply Agreement at least 18 months prior to the end of the then-current term.  Either party may terminate the Ercros Supply Agreement for the other party’s uncured material breach, in addition to other specified events, including with respect to bankruptcy proceedings, governmental actions and legal proceedings, in each case subject to notice, cure periods and other conditions set forth in the Ercros Supply Agreement.

The Ercros Supply Agreement contains customary supply terms, including requirements forecasting, purchase orders, product specifications, price, payment terms, delivery mechanics and quality insurance.  In addition, the Ercros Supply Agreement contains, among other provisions, customary representations and warranties by the parties, a grant by Ercros to Zavante of certain limited license rights to Ercros’ intellectual property in connection with Zavante’s performance under the Ercros Supply Agreement, certain indemnification rights in favor of both parties and customary confidentiality provisions.

Under the Ercros Supply Agreement, Zavante and Ercros have also entered into a quality agreement, pursuant to which Ercros will conduct all quality control and release testing for the API Mixture produced under the Ercros Supply Agreement.

ERN Supply Agreement

Effective July 28, 2016, Zavante and ERN entered into an Amended and Restated Pharmaceutical Manufacturing and Exclusive Supply Agreement, or the ERN Supply Agreement, as amended on December 1, 2016, March 1, 2017, May 1, 2017 and December 20, 2017, pursuant to the Three-Way Agreement.  Under the ERN Supply Agreement, each party is required to use commercially reasonable efforts to complete certain development activities required for submission of an NDA or an ANDA for fosfomycin sodium and succinic acid (the bulk formulation of CONTEPO).  In addition, ERN has agreed to provide to Zavante (i) certain technical documentation and data as required by the International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use’s guidelines and the FDA for submission of an NDA or an ANDA for the bulk formulation of CONTEPO, and (ii) certain regulatory support in connection with the bulk formulation of CONTEPO sold or intended for commercial sale and human use.

Upon the first commercial sale of the bulk formulation of CONTEPO, Zavante is obligated to make a one-time cash payment to ERN and subsequent quarterly payments thereafter based on the number of vials of the bulk formulation of CONTEPO sold during each calendar quarter.

The ERN Supply Agreement has an initial ten-year term ending July 28, 2026 and will automatically renew after the initial term for additional two-year terms unless either party gives notice of its intention to terminate the ERN Supply Agreement at least 18 months prior to the end of the then-current term.  Either party may terminate the ERN Supply Agreement by mutual written agreement and for the other party’s uncured material breach, in addition to other specified events, including with respect to bankruptcy proceedings and governmental actions, in each case subject to notice, cure periods and other conditions set forth in the ERN Supply Agreement.

The ERN Supply Agreement contains, among other provisions, customary representations and warranties by the parties, a grant to each party by the other party of certain limited license rights to such other party’s intellectual property in connection with the parties’ performance of the services under the ERN Supply Agreement, certain indemnification rights in favor of both parties and customary confidentiality provisions.

Fisiopharma Supply Agreement

On April 25, 2017, Zavante and Fisiopharma, S.r.l. (“Fisiopharma”) entered into a Manufacturing and Supply Agreement, as amended on May 8, 2017 (the “Fisiopharma Supply Agreement”).  Under the Fisiopharma Supply Agreement, Fisiopharma has agreed, pursuant to purchase orders entered into under the Fisiopharma Supply Agreement, to manufacture and supply fosfomycin disodium for intravenous injection in bulk drug vials (the “Bulk Drug Vials”) to Zavante in support of filing an NDA or an ANDA, as applicable, and a specified percentage of Zavante’s commercial requirements of Bulk Drug Vials for the United States.

The Fisiopharma Supply Agreement has an initial ten-year term ending April 25, 2027 and will automatically renew after the initial term for additional one-year terms unless Zavante gives notice of its intention to terminate the Fisiopharma Supply Agreement at least six months prior to the end of the then-current term. Either party may terminate the Fisiopharma Supply Agreement for the other party’s uncured material breach or upon the occurrence of specified bankruptcy events, and Zavante may terminate the Fisiopharma Supply Agreement upon the occurrence of other specified events, including with respect to governmental actions and legal proceedings instituted against Fisiopharma, in each case subject to notice, cure periods and other conditions set forth in the Fisiopharma Supply Agreement.

The Fisiopharma Supply Agreement contains customary supply terms, including requirements forecasting, purchase orders, product specifications, price, payment terms, delivery mechanics and quality insurance.  In addition, it contains, among other provisions, customary representations and warranties by the parties, a grant to Fisiopharma of certain limited license rights of Zavante’s intellectual property in connection with Fisiopharma’s performance of services under the Fisiopharma Supply Agreement, certain indemnification rights in favor of both parties, limitations of liability and customary confidentiality provisions.

Under the Fisiopharma Supply Agreement, Zavante and Fisiopharma have also entered into a quality control agreement, pursuant to which Fisiopharma will conduct all quality control and release testing for the Bulk Drug Vials produced under the Fisiopharma Supply Agreement.  Any default under the quality agreement constitutes a default under the Ercros Supply Agreement.

PCI Commercial Packaging Agreement

On December 26, 2017, Zavante entered into a Commercial Packaging Agreement (the “Packaging Agreement”) with AndersonBrecon Inc., doing business as PCI of Illinois (“PCI”) for the commercial packaging of fosfomycin disodium for intravenous injection in bulk drug vials (the “Packaged Product”).  Under the Packaging Agreement, PCI has agreed to provide certain packaging services to Zavante, including labeling, serialization and final packaging of the Packaged Product.

The Packaging Agreement has an initial three-year term ending December 26, 2020 and will automatically renew after the initial term for additional one-year terms unless either party gives notice of its intention to terminate the Packaging Agreement at least 120 days prior to the end of the then-current term. In addition, either party may terminate the Packaging Agreement for the other party’s uncured material breach, in addition to other specified events, including with respect to bankruptcy proceedings and governmental actions, in each case subject to notice, cure periods and other conditions set forth in the Packaging Agreement.

The Packaging Agreement contains customary supply terms, including product specifications, price, payment terms, delivery mechanics and quality insurance.  In addition, it contains, among other provisions, customary representations and warranties by the parties, a grant to PCI of certain limited license rights of Zavante’s intellectual property in connection with PCI’s performance of services under the Packaging Agreement certain indemnification rights in favor of both parties, limitations of liability and customary confidentiality provisions.

Under the Packaging Agreement, Zavante and PCI have also entered into contract services quality agreement, which governs the responsibilities of each party regarding the quality aspects of packaging and release of Packaged Product.

Intellectual Property

Zavante holds one issued United States patent (U.S. 9,345,717) directed to methods for identifying dosing regimens that decrease the potential for on-therapy drug resistance. Additionally, Zavante has filed a patent application based on results from the ZEUS Study that relates to methods for treating patients with resistant bacterial infections and, specifically, Gram-negative bacterial infections. However, this patent may not ensure exclusivity through the patent term and we may not be able to secure any additional patent protection.  We plan to rely on regulatory protection afforded to CONTEPO through orphan drug designations, data exclusivity, and market exclusivity where available.

Zavante’s policy is to obtain and defend patent rights and protect its technology, inventions and improvements that are commercially important to the development of its business. In addition to patents, Zavante relies on trade secrets and know-how related to the manufacture and analytical testing of CONTEPO to develop and protect its competitive position. Zavante also protects its proprietary data, methods and processes by entering into confidentiality agreements and invention assignment agreements with its employees, consultants, advisors, contractors, and business partners.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

(i) The audited financial statements of Zavante Therapeutics, Inc. as of and for the years ended December 31, 2017 and 2016 and the independent auditors’ report thereon are filed as Exhibit 99.2 hereto and are incorporated into this Item 9.01(a) by reference.

(ii) The unaudited financial statements of Zavante Therapeutics, Inc. required by this item have not been filed on this Current Report on Form 8-K but will be filed by amendment not later than 71 calendar days after the date that this Current Report on Form 8-K was required to be filed.

(b) Pro Forma Financial Information.

The pro forma financial information required by this item has not been filed on this Current Report on Form 8-K but will be filed by amendment not later than 71 calendar days after the date that this Current Report on Form 8-K was required to be filed.

(d)                                 Exhibits.

EXHIBIT INDEX

Exhibit
No.	Description

2.1*

Agreement and Plan of Merger dated as of July 23, 2018, by and among Nabriva Therapeutics plc, Zuperbug Merger Sub I, Inc., Zuperbug Merger Sub II, Inc., Zavante Therapeutics, Inc. and Cam Gallagher, solely in his capacity as Stockholder Representative

10.1	Transition, Separation and Release of Claims Agreement, by and between Nabriva Therapeutics US, Inc. and Colin Broom, dated as of July 23, 2018

10.2	Employment Agreement, by and between Nabriva Therapeutics US, Inc. and Theodore Schroeder, dated as of July 23, 2018

10.3	Consulting Agreement, by and between Nabriva Therapeutics US, Inc. and Colin Broom, dated as of July 24, 2018 (included as Attachment A to Exhibit 10.1)

23.1	Consent of Independent Auditors

99.1	Risk Factors of Nabriva Therapeutics plc

99.2	Audited financial statements of Zavante Therapeutics, Inc. as of and for the years ended December 31, 2017 and 2016 and the independent auditors’ report thereon

* Confidential treatment has been requested for certain portions that are omitted from this exhibit. The omitted information has been filed separately with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the registrant’s application for confidential treatment. In addition, schedules have been omitted from this exhibit pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the SEC upon request; provided, however, that the registrant may request confidential treatment for any document so furnished.

Forward-looking Statements

Any statements in this Form 8-K about future expectations, plans and prospects for Nabriva Therapeutics, including but not limited to statements about the Acquisition and the other transactions contemplated by the Acquisition and any other statements about future expectations, prospects, estimates and other matters that are dependent upon future events or developments, including statements related to Nabriva Therapeutics’ expectations with respect to the potential financial impact and benefits of the Acquisition, including Nabriva Therapeutics’ expectations with respect to milestone payments pursuant to the Merger Agreement and expectations with respect to and potential advantages of CONTEPO as well as any statements with respect to the development of Nabriva Therapeutics’ product candidates, such as the future development or commercialization of lefamulin and CONTEPO, conduct and timelines of clinical trials, the clinical utility of lefamulin for CABP and of CONTEPO for cUTI and plans for filing of regulatory approvals and efforts to bring lefamulin and CONTEPO to market, the market opportunity for and the potential market acceptance of lefamulin for CABP and CONTEPO for cUTI, the development of lefamulin for additional indications, the development of additional formulations of lefamulin and CONTEPO, plans to pursue research and development of other product candidates, the sufficiency of Nabriva Therapeutics’ existing cash resources and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “likely,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including:  Nabriva Therapeutics’ ability to realize the anticipated benefits, synergies and growth prospects of the Acquisition, including the possibility that the expected benefits from the Acquisition will not be realized or will not be realized within the expected time period or at all, negative effects of the announcement of the Acquisition on the market price of Nabriva Therapeutics’ ordinary shares, significant transaction costs, unknown liabilities, the risk of litigation and/or regulatory actions related to the Acquisition, the uncertainties inherent in the initiation and conduct of clinical trials, availability and timing of data from clinical trials, whether results of early clinical trials or studies in different disease indications will be indicative of the results of ongoing or future trials, whether results of Nabriva Therapeutics’ first Phase 3 clinical trial of lefamulin will be indicative of the results for its second Phase 3 clinical trial of lefamulin, whether results of ZEUS will be indicative of results for any ongoing or future clinical trials and studies of CONTEPO, uncertainties associated with regulatory review of clinical trials and applications for marketing approvals, the availability or commercial potential of product candidates including lefamulin for use as a first-line empiric monotherapy for the treatment of moderate to severe CABP and CONTEPO for the treatment of cUTI, whether regulatory or commercial milestones under the Merger Agreement are achieved, whether the regulatory and commercial milestones, royalty and transaction revenue payment obligations under the Stock Purchase Agreement are achieved, Nabriva Therapeutics’ ability to successfully integrate Zavante Therapeutics’ business into its business, any challenges associated with Nabriva Therapeutics’ chief executive officer transition in connection with the Acquisition, Nabriva Therapeutics’ ability to retain and hire key personnel, the risk that disruption resulting from the Acquisition may adversely affect Nabriva Therapeutics’ business and business relationships, including with employees and suppliers, the sufficiency of cash resources and need for additional financing and such other important factors as are set forth in Exhibit 99.3 hereto and under the caption “Risk Factors” in Nabriva Therapeutics’ annual and quarterly reports and other filings on file with the U.S. Securities and Exchange Commission. In addition, the forward-looking statements included in this Form 8-K represent Nabriva Therapeutics’ views as of the date of this Form 8-K. Nabriva Therapeutics anticipates that subsequent events and developments will cause its views to change. However, while Nabriva Therapeutics may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Nabriva Therapeutics’ views as of any date subsequent to the date of this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NABRIVA THERAPEUTICS PLC

Date: July 25, 2018	By:	/s/ Robert Crotty
Robert Crotty
General Counsel and Secretary